Exhibit 99.1

Primus Guaranty reports First Quarter 2007 Financial Results

Hamilton, Bermuda – May 9, 2007 – Primus Guaranty, Ltd. (“Primus Guaranty”) (NYSE: PRS) announced today GAAP net loss of $(9.7) million, or $(0.22) per diluted share for its first quarter 2007, compared with a GAAP net income of $35.1 million, or $0.79 per diluted share for the first quarter of 2006. The net loss was primarily attributable to mark-to-market unrealized losses on the credit swap portfolio.

Economic Results

In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the termination of credit swaps. Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial’s portfolio of credit swaps sold, and any realized gains from terminations of credit swaps sold prior to maturity, it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps purchased as investments. The company believes that by excluding quarterly fluctuations in the fair market value of the long-term portfolio of swaps sold, which variations have little or no effect on the company’s operations, Economic Results provide a useful and more meaningful alternative view of long-term trends in profitability.

During the first quarter of 2007, Economic Results were $13.2 million, or $0.30 per diluted share, compared with $11.6 million, or $0.26 per diluted share, in the first quarter of 2006.

“During the 2007 first quarter, our operating flexibility and financial strength enabled us to capitalize on a more attractive market environment. We achieved strong growth in our credit protection business, as new credit protection sold reached its highest level since the year earlier quarter,” said Thomas Jasper, Chief Executive Officer, Primus Guaranty. “I am also pleased with the continued growth and progress of our asset management business, which generated significantly higher fee revenues.”

First Quarter Economic Revenues

Economic revenues for the first quarter 2007 were $30.0 million, an increase of 28% from $23.4 million in the year-earlier quarter.

Contributing to the growth in Economic Revenues was a 16% increase in premium income from Primus Financial’s credit swaps sold, to $18.4 million in the first quarter of 2007, compared with $15.9 million in the same period of 2006. The increase reflects the continued growth of Primus Financial’s credit swap portfolio to $16.5 billion, compared with $14.5 billion as of March 31, 2006.

Realized losses on the Primus Financial portfolio of credit swaps sold were $993 thousand in the first quarter of 2007, compared with $777 thousand for the same period of the prior year. These losses are attributable to our decision to reduce credit exposure through the early termination of certain credit swaps sold. Since our inception, there have been no credit events in our portfolio of credit swaps sold.

PRS Trading Strategies revenues, excluding interest income on its cash, cash equivalents and investments, were $62 thousand for the first quarter 2007, compared with losses of $232 thousand from the year-earlier quarter. All revenue components of PRS Trading Strategies are incorporated in our Economic Results.

Asset management fees for the first quarter of 2007 were $661 thousand, an increase of $612 thousand from the year-earlier quarter. The increase was primarily due to asset management fees related to our first CLO offering, Primus CLO I, Ltd., which closed in December 2006.

Consolidated interest income for the first quarter of 2007 was $10.0 million, an increase of approximately $3.4 million from the first quarter of 2006. The increase was primarily due to higher investment yields and an increase in average invested balances, mainly arising from the investment of the proceeds of the $125 million senior notes offering by Primus Guaranty in December 2006. The weighted average investment yield in the first quarter of 2007 increased to 4.95%, from 4.20% in the first quarter of 2006. Weighted average balances were $806 million for the first quarter of 2007, compared with $629 million in the same quarter of 2006.

First Quarter Operating and Financing Expenses

Operating expenses, excluding financing costs, were $10.0 million for the first quarter of 2007, compared with $8.1 million in the first quarter of 2006. The increase in operating expenses from the year-earlier quarter was attributable to higher compensation expenses substantially the result of increased headcount and higher technology and data expense as we continued to expand our business operations.

Financing costs, comprising distributions on preferred shares and interest expense, were $6.8 million in the first quarter of 2007, compared with $3.6 million in the year earlier quarter. The increase in financing costs was primarily attributable to higher interest rates, together with higher debt balances associated with the $125 million senior notes offering by Primus Guaranty in December 2006, and a change in the frequency of distribution payments on the preferred securities of Primus Financial. The economic impact of the change in frequency resulted in an additional expense of $400 thousand or $0.01 per diluted share.

Credit Swap Portfolio - Primus Financial

At March 31, 2007, Primus Financial’s combined portfolio of credit swaps totaled $16.5 billion compared with $15.8 billion at December 31, 2006. The combined portfolio had a weighted average original premium of 46 basis points and an average remaining tenor of 3.1 years as of March 31, 2007.

Single Name Credit Swaps

At March 31, 2007, Primus Financial’s portfolio of single name credit swaps sold totaled $15.4 billion. The portfolio had a weighted average credit rating of A-/Baa1 (S&P/Moody’s), and represented 560 reference entities. The first quarter 2007 new transaction volume for single name credit swaps sold was $525 million, with a weighted average premium of 36 basis points and an average original tenor of 5.2 years. The weighted average original premium on the $15.4 billion portfolio of single name credit swaps sold as of March 31, 2007 was 45 basis points. Of the $525 million new transaction volume for single name credit swaps sold, $10 million was attributable to credit swaps against sub-investment grade reference entities (limited to the BB sector) at a weighted average premium of 145 basis points.

Tranches

At March 31, 2007, Primus Financial’s tranches sold totaled $1.1 billion, with a weighted average premium of 72 basis points and an average rating of AA/Aa3. The first quarter 2007 new transaction volume for tranches sold was $600 million, with a weighted average premium of 59 basis points, an average original tenor of 7.2 years and an average rating of AA+/Aa2.

Credit Swaps on Asset-backed Securities

At March 31, 2007, Primus Financial’s portfolio of credit swaps on asset-backed securities totaled $35 million, with a weighted average premium of 89 basis points. The first quarter 2007 new transaction volume for credit swaps on asset-backed securities was $20 million, with a weighted average premium of 112 basis points.

Balance Sheet

At March 31, 2007, total assets, on a GAAP basis, were $963.0 million, an increase of $60.5 million from December 31, 2006. At March 31, 2007, net shareholders’ equity was $460.2 million, a decrease of $1.9 million from December 31, 2006. GAAP book value per basic share was $10.24 at March 31, 2007, compared with $10.65 at December 31, 2006. Economic book value per basic share was $9.06 at March 31, 2007, compared with $8.92 at December 31, 2006.

Total cash, cash equivalents, available-for-sale and trading account securities at March 31, 2007 were $812.5 million, of which $640.6 million resides at Primus Financial.

Net unrealized gains on Primus’ credit and other swaps purchased and sold was $47.6 million at March 31, 2007, down from $70.4 million at December 31, 2006. The change was primarily due to widening market credit swap premium levels, which resulted in a net decrease in the value of the consolidated portfolio.

Earnings Conference Call

Primus Guaranty will host a conference call Wednesday, May 9, 2007 at 11:00 AM (ET) with access available via Internet and telephone. To access the live conference call, dial (800) 659-1942 (toll-free domestic) or (617) 614-2710 (international). The access code is 80011729. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for three weeks via telephone starting at approximately 1:00 PM (ET) on Wednesday, May 9, 2007, and can be accessed at (888) 286-8010 (toll-free domestic) or (617) 801-6888 (international). The access code is 41441566. The webcast will be live as well as archived for one quarter on Primus Guaranty’s website: www.primusguaranty.com. To access the webcast, refer to the investor relations section of the website, and click on the webcast icon in the center of the page.

Supplemental financial information, including additional portfolio and historical data, will be available on Primus Guaranty, Ltd.’s website under “Investor Relations-Webcasts” or by clicking on http://phx.corporate-ir.net/phoenix.zhtml?c=179637&p=irol-presentations.

About Primus Guaranty

Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC, Primus Asset Management, Inc. and PRS Trading Strategies, LLC, headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. As a swap counterparty, Primus Financial Products is rated Aaa by Moody’s Investor Service, Inc. and AAA by Standard & Poor’s Rating Services. Primus Asset Management provides credit portfolio management services to Primus Financial Products, manages a collateralized loan obligation and three synthetic collateralized debt obligations for selected third parties, and manages PRS Trading Strategies.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our Annual Report on Form 10-K, as filed with the SEC.

Primus Guaranty, Ltd.

Condensed Consolidated Statements of Financial Condition

(in thousands except per share amounts)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Cash and cash equivalents	$155,212	$204,428
Available-for-sale investments	644,315	584,911
Trading account assets	12,952	14,537
Accrued interest receivable	6,120	6,374
Accrued premiums and receivables on credit and other swaps	4,409	4,022
Unrealized gain on credit and other swaps, at fair value	58,577	73,330
Deposit and warehouse loan agreements	5,089	—
Warehouse loans held for securitization	59,369	—
Fixed assets and software costs, net	5,360	5,510
Debt issuance costs, net	7,198	7,399
Other assets	4,390	1,957
Total assets	$962,991	$902,468

Liabilities and shareholders’ equity
Accounts payable and accrued expenses	$4,312	$2,854
Accrued compensation	2,031	8,800
Interest payable	806	625
Unrealized loss on credit and other swaps, at fair value	11,026	2,931
Trading account liabilities	1,010	1,002
Warehouse loan payable	59,369	—
Long-term debt	324,513	325,000
Other liabilities	1,168	644
Total liabilities	404,235	341,856

Preferred securities of subsidiary	98,521	98,521

Shareholders’ equity
Common shares, $0.08 par value, 62,500,000 shares authorized, 44,954,415 and 43,380,893 shares issued and outstanding at March 31, 2007 and December 31, 2006	3,583	3,470
Additional paid-in-capital	277,130	269,420
Warrants	—	612
Accumulated other comprehensive loss	(1,724)	(2,375)
Retained earnings	181,246	190,964
Total shareholders’ equity	460,235	462,091
Total liabilities, preferred securities of subsidiary and shareholders’ equity	$962,991	$902,468

Primus Guaranty, Ltd.

Condensed Consolidated Statements of Operations

(in thousands except per share amounts)

	Three months ended March 31,
	2007	2006
	(unaudited)
Revenues
Net credit swap revenue (loss)	$(4,877)	$40,129
Premiums earned on financial guarantees	—	100
Asset management and advisory fees	661	49
Interest income	9,977	6,601
Other trading revenue	1,259	—
Foreign currency revaluation gain (loss)	51	(6)
Total net revenues	7,071	46,873

Expenses
Compensation and employee benefits	6,004	4,891
Professional and legal fees	976	1,215
Depreciation and amortization	577	589
Technology and data	877	399
Interest expense	4,862	2,449
Other	1,535	1,039
Total expenses	14,831	10,582
Distributions on preferred securities of subsidiary	1,902	1,131
Income (loss) before provision for income taxes	(9,662)	35,160
Provision for income taxes	56	55
Net income (loss) available to common shares	$(9,718)	35,105

Income (loss) per common share:
Basic	$(0.22)	$0.81
Diluted	$(0.22)	$0.79
Average common shares outstanding:
Basic	44,164	43,246
Diluted	44,164	44,287

Primus Guaranty, Ltd.

Regulation G Disclosure

Economic Results

March 31, 2007

In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the termination of credit swaps.  Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial’s portfolio of credit swaps sold, and any realized gains from terminations of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps purchased as investments.  The company believes that by excluding quarterly fluctuations in the fair market value of the long-term portfolio of swaps sold, which variations have little or no effect on the company's operations, Economic Results provide a useful, and  more meaningful, alternative view of long-term trends in profitability.

Economic Earnings per Diluted Share
(in 000's except per share amounts)	Three Months Ended March 31,
	2007	2006
GAAP net income	$ (9,718)	$ 35,105
Adjustments:
Less: Change in unrealized fair value of credit swaps sold (gain)/loss - Primus Financial	21,332	(24,711)

Less: Realized gains from early termination of credit swaps sold - Primus Financial	(244)	(502)

Add: Amortization of realized gains from the early termination of credit swaps sold - Primus Financial	1,833	1,734

Net Economic Results	$ 13,203	$ 11,626

Economic earnings per diluted share	$0.30	$0.26

Economic weighted average common shares outstanding-diluted
	44,723	44,287

Economic Book Value per Share
	March 31,	December 31,
	2007	2006
GAAP Shareholders' Equity	$ 460,235	$ 462,091
Adjustments:

Add: Accumulated other comprehensive (income)/loss	1,724	2,375

Less: Unrealized fair value of credit swaps sold (gain)/loss - Primus Financial	(49,190)	(70,522)

Less: Realized gains from early termination of credit swaps sold - Primus Financial	(30,327)	(30,083)

Add: Amortized realized gains from the early termination of credit swaps sold - Primus Financial	24,835	23,002

Economic Shareholders' Equity	$ 407,277	$ 386,863

Economic book value per share-outstanding	$9.06	$8.92
GAAP book value per share-outstanding	$10.24	$10.65
Common shares outstanding	44,954	43,381